        As Filed with the Securities and Exchange Commission on February 8, 1996

                                                             File No. 333-______
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                  UNDER THE
                            SECURITIES ACT OF 1933

                               ----------------

                            SABA PETROLEUM COMPANY
            (Exact Name of Registrant as Specified in its Charter)

           Colorado                                           47-0617589
-------------------------------                          ---------------------
(State or Other Jurisdiction of                          (IRS Employer ID No.)
 Incorporation or Organization)

                           17512 Von Karman Avenue
                           Irvine, California 92714
                                 714-724-1112
      -----------------------------------------------------------------
             (Address, Including Zip Code, and Telephone Number,
      Including Area Code, of Registrant's Principal Executive Offices)


                          WALTON C. VANCE, SECRETARY
                            SABA PETROLEUM COMPANY
                           17512 Von Karman Avenue
                           Irvine, California 92714
                                 714-724-1112
          ---------------------------------------------------------
          (Name, Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent for Service)


                         Copies of Communications to:
                           David M. Griffith, Esq.
                    Law Office of David M. Griffith, P.C.
                      One World Trade Center, Suite 800
                          Long Beach, CA 90831-0800
                                 310-983-8017

Approximate date of commencement of proposed sale to the public: As soon as possible after the Registration Statement is declared effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------
                                                  Proposed Maximum      Proposed Maximum         Amount of
      Title of Securities        Amount to be      Offering Price      Aggregate Offering      Registration
       to be Registered           Registered          Per Share               Price               Fee(1)
-----------------------------------------------------------------------------------------------------------
 Common Stock, No Par Value         41,220             $8.625               $355,523              $122.59
-----------------------------------------------------------------------------------------------------------

(1)  Calculated pursuant to Rule 457c

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION
8(A), MAY DETERMINE.
--------------------------------------------------------------------------------

PROSPECTUS


                                41,220 SHARES

                            SABA PETROLEUM COMPANY

                                 Common Stock
                                (No Par Value)

                               ----------------

         This Prospectus relates to 41,220 shares (the "Shares") of the Common Stock, with no par value per share, of Saba Petroleum Company ("Saba" or the "Company"), which may be offered from time to time by certain stockholders of the Company (the "Selling Stockholders"). The Shares were acquired from the Company under various agreements more specifically described herein under the heading "Recent Developments". The Company will receive no part of the proceeds of such sales. All expenses incurred in connection with this offering, other than selling commissions and fees and expenses of counsel and other representatives of the Selling Stockholders, are being borne by the Company.

         The Company has been advised by the Selling Stockholders that they or their successors may sell all or a portion of the shares offered hereby from time to time through the American Stock Exchange, in privately negotiated transactions, or otherwise, including sales through or directly to a broker or brokers. Sales will be at prices and terms then prevailing or at prices related to the then current market prices or at negotiated prices. In connection with any sales, any broker or dealer participating in such sales may be deemed to be an underwriter within the meaning of the Securities Act of 1933. The shares covered by this Prospectus may be sold under Rule 144 instead of under this Prospectus. None of such shares currently qualifies for sale under Rule 144. See "Plan of Distribution."

         Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                    FOR INFORMATION REGARDING CERTAIN RISKS
                  RELATING TO THE COMPANY, SEE "RISK FACTORS."

                               ----------------

The Common Stock of Saba Petroleum Company is traded on the American Stock Exchange (AMEX Symbol: SAB). On February 5, 1996, the last sale price of the Company's Common Stock on the AMEX was $8.625.

DOCUMENTS INCORPORATED BY REFERENCE

         The following documents heretofore filed by the Company under the Securities Exchange Act of 1934 (the "Act") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference.

1. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994;

2. The Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995;

3. The Company's Current Reports on Form 8-K dated February 10, 1995, May 19, 1995 and September 14, 1995;

4. The Company's amendments to Form 8-K reported on Form 8-K/A dated March 17, 1995 and November 14, 1995;

5. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act, dated May 19, 1995.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Act"), subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock under this Prospectus shall be deemed to be incorporated by reference herein and to be a part thereof from the date of filing of such documents, except as to any portion of any future Annual or Quarterly Report to Stockholders which is not deemed to be filed under said provisions. Any statement made in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is replaced or modified by a statement contained in a subsequently dated document incorporated by reference or contained in this Prospectus.

      The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written or oral requests for such copies should be directed to Walton C. Vance, Secretary, Saba Petroleum Company,
17512 Von Karman Avenue, Irvine, California 92714; Telephone 714-724-1112.


AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Act and in accordance therewith files reports, proxy statements and other information with the Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the Commission's Regional Offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can also be obtained from the Public Reference Section of the Commission at Judicial Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates and can also be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006-1881.

      The Company has filed with the Commission in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act of 1933 with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporated herein by reference, each statement being qualified in its entirety by such reference.

PROSPECTUS SUMMARY


THE COMPANY

      Saba is an international oil and gas producer with principal producing properties located in the United States, Canada and Colombia. In fiscal years 1993 and 1994, oil and gas sales accounted for 96.2% and 93.9%, respectively, of the Company's gross revenues. Until 1994, all of the Company's principal assets were located in the United States. In 1994 and the first nine months of fiscal year 1995, the Company acquired interests in producing properties in the United States, Canada and Colombia. For the nine months ended September 30, 1995, approximately 23.9% of the Company's gross revenues from oil and gas production were derived from its international operations. The percentage of the Company's gross revenues derived from international operations is anticipated to increase significantly following the acquisition in Colombia of the Teca and Nare Oil Fields and the Velasquez-Galan pipeline, completed in September 1995, and the Cocorna Field, completed in December 1995 (collectively, the "TNC Fields").

      Saba's principal business strategy is to increase its oil and gas reserves through the acquisition of producing oil and gas properties, which may include certain properties with developmental potential, and through the acquisition of companies with oil and gas reserves, both domestically and internationally. The Company currently intends to select properties for acquisition in current geographic areas of production to benefit from operational economies of scale and to reduce administrative costs. The Company also intends to expand the use of newer technologies, such as horizontal drilling, to maximize production from its existing properties.


RISK FACTORS

INVESTMENT IN THE COMPANY INVOLVES A SUBSTANTIAL DEGREE OF RISK. INVESTORS SHOULD CAREFULLY CONSIDER, AMONG OTHER FACTORS, THE FOLLOWING:


DEPENDENCE ON MR. CHAUDHARY

      The Company is dependent upon the efforts and skills of Ilyas Chaudhary, the Chairman of the Board, President and Chief Executive Officer of the Company. The loss of the services of Mr. Chaudhary would have a material adverse effect on the Company. The Company has entered into an employment agreement with Mr. Chaudhary which will expire in February 2000.

      The Company's future profitability also will be dependent upon the Company's ability to attract and retain other qualified management personnel. There can be no assurance that the Company will be successful in hiring or retaining such requisite personnel.


LEVERAGE; FIXED CHARGES COVERAGE; WORKING CAPITAL DEFICIT; ADDITIONAL CAPITAL NEEDS

      Substantial Leverage

      As of September 30, 1995, on a pro forma basis after giving effect to certain property acquisitions and other capital transactions all of which occurred in the fourth quarter of 1995, the Company would have had total consolidated indebtedness of approximately $24.0 million and a ratio of consolidated indebtedness to shareholder's equity of approximately 3.17 to 1.00.

      Fixed Charges Coverage

      The earnings of the Company for the year ended December 31, 1993 were insufficient to cover its fixed charges by $126,000. The Company's ability to cover its fixed charges, including interest on and principal of its long term debt, in the future will be dependent on cash flows from its existing and acquired producing properties, principally the TNC Fields. See "-- Risks Relating to Colombian and Other Foreign Operations." There can be no assurance that the cash flows generated by the Company will be sufficient to cover its fixed charges in the future.

      Working Capital Deficit

      The Company had a working capital deficit of $9.16 million at September 30, 1995. Included in current liabilities in determining the working capital deficit was the then $8.52 million current portion of long-term debt and an $842,000 obligation payable from future oil production at the TNC Fields. The Company's assets, consisting primarily of oil and gas properties, are not immediately liquid and are subject to various restrictions on transfer. Approximately $5.6 million of the current portion of long-term debt was repaid with the proceeds of the debenture offering on December 26, 1995, and the working capital deficit was significantly reduced.

      At December 31, 1995 the Company had approximately $600,000 of borrowing capacity available under its bank credit facility. The Company believes that the borrowing capacity plus anticipated cash flows from operations will be sufficient to fund its presently expected working capital requirements.

      Need for Additional Capital Resources; Additional Indebtedness

      The Company believes that it will require additional financing, which may be in the form of debt financing, to fund future acquisitions and growth. Except as provided in the Company's principal credit agreement, the Company will not be restricted in the amount of indebtedness it may incur in the future. The Company's amount of leverage will affect its cost of funds, which may limit the financing available to the Company for its operations, make it more vulnerable to economic downturns and limit its ability to withstand adverse changes or to capitalize on business opportunities. If the Company is at any time unable to generate sufficient cash flow from operations to service its debt, refinancing of all or a portion of that debt or obtaining additional financing may be required to avoid defaults (including cross-defaults) on some or all of its indebtedness. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained, or obtained on terms that are favorable or acceptable to the Company.


VOLATILITY OF OIL PRICES; DEPENDENCE ON KEY CUSTOMERS

      The revenue of the Company is highly dependent upon prevailing spot market prices for oil and gas. Oil and gas prices fluctuate widely in response to changes in supply of, and demand for, oil and gas, market uncertainty and a variety of additional factors which are beyond the control of the Company. Such factors include political conditions, weather conditions, governmental regulations, the price of oil set by the Organization of Petroleum Exporting Countries (OPEC), the price and availability of alternative fuels and overall economic conditions. See "-- Risks Relating to Colombian and Other Foreign Operations" and "-- Governmental Regulation and Environmental Risks."

      In 1994, approximately 18.1% and 30.5% of the Company's oil and gas revenues were derived from sales to two purchasers, Texaco and Unocal Corporation ("Unocal"), respectively. In February 1995, Unocal canceled its purchase contract, effective March 1, 1995, for the Company's production from one of its major properties near Santa Maria, California, which accounted for approximately 25% of the Company's United States oil sales in 1994. The Company replaced Unocal with other purchasers on terms generally as favorable as the terms of the contract with Unocal.


RISKS RELATING TO COLOMBIAN AND OTHER FOREIGN OPERATIONS

      Foreign Operations Generally

      An important component of the Company's business strategy is to seek to acquire foreign oil and gas producing properties. Currently, the Company has properties in Colombia and Canada.

      Risks inherent in foreign operations generally include loss of revenue, property and equipment from such hazards as expropriation, nationalization, war, insurrection and other political risks; risks of increases in taxes and governmental royalties; renegotiation of contracts with governmental entities; and abrupt changes in governments and in laws and policies governing foreign operations. Other risks inherent in foreign operations are local currency instability, the risk of realizing economic currency exchange losses when transactions are completed in currencies other than United States dollars, and the ability to repatriate earnings under existing exchange control laws.

      Properties in Colombia; TNC Fields

      The Company's Colombian properties are generally subject to all of the foregoing risks. Colombia, which has a history of political instability, is currently experiencing such instability due to insurgent guerilla activity, which has impacted other oil production and pipeline operations, drug-related violence and actual and alleged drug-related political payments, as has been widely reported in the press. In November 1995, the President of Colombia, whose campaign has been alleged to have received substantial drug-related contributions, declared a national state of emergency. The President of Colombia had previously declared a national state of emergency in August 1995. There can be no assurance that such matters will not affect the TNC Fields (or impact national policy that affects the TNC Fields) in the future.

      All of the Company's oil production in Colombia is, and, as a practical matter, can be sold only to Empresa Colombiana de Petroleos ("Ecopetrol"), the government-owned oil company, which also owns 50% of the TNC Fields. Ecopetrol has the power to determine the prices that the Company will receive for all oil produced in Colombia, and it currently pays widely divergent prices for similar grades of oil and gas based on a variety of factors. There can be no assurance that Ecopetrol will not decrease the prices it pays for the Company's oil in the future. In this regard, the formula that determines the prices paid by Ecopetrol for oil produced at the TNC Fields has been adjusted to yield a lower post-adjustment price in each of the past several years. Omimex has presented a proposal to Ecopetrol, which if accepted, would provide for substantial continuation of the current pricing structure for 1996 with some minor formula changes. As of February 1, 1996 Ecopetrol has not provided its final response to Omimex's proposal.

      The operation of the TNC Fields has been affected by environmental concerns in the past and may be so affected in the future. The Colombian Ministry of Environment issued a resolution (the "Resolution") in June 1995 directing a subsidiary of Texaco, Inc. ("Texaco"), the former owner of the TNC Fields, to correct certain environmental deficiencies allegedly found at the Nare oil field which is part of the TNC Fields. The Resolution ordered Texaco to temporarily close one of its five production modules (surface vessels through which crude is treated to separate the gas and water from the oil) and any wells whose crude oil was processed in that module until Texaco provided the Ministry of Environment a written timetable setting forth Texaco's scheduled implementation of requisite corrective measures. The requested timetable was delivered to the Ministry of Environment on July 6, 1995. On August 8, 1995, Texaco received a communication from the Ministry of the Environment requesting certain revisions to the timetable. The temporary closing of the module has not had a substantial effect on total production because substantially all of the crude oil which would otherwise have been processed in the closed module has been diverted to other production modules. The Resolution also ordered the opening of an environmental investigation of Texaco's operation of the TNC Fields.

      Texaco formally appealed the Resolution and the Ministry of Environment, Texaco and Omimex de Colombia, Ltd., the operator of the TNC Fields ("Omimex"), have negotiated an agreement for Omimex and the Company to implement certain corrective actions over a four to six month period, at which time (projected to be mid-1996) the closed production module will be allowed to recommence operations. Texaco had previously estimated that the costs of compliance with the Resolution attributable to Saba's interest in the TNC Fields would not exceed $250,000. Additionally, the Company engaged an independent consultant to perform an environmental compliance survey of the Nare oil field. That survey estimated that the costs of environmental compliance attributable to the Company's interest in the TNC Fields would not exceed $375,000. Omimex has indicated to the Company that they believe that these cost estimates for the corrective work are accurate. Under the terms of the Company's agreement with Texaco, however, the Company takes Texaco's interests "as is" and could be
subject to liability materially greater than the estimated costs.   Omimex also
estimates that as much as $250,000 may be expended to upgrade waste water disposal capabilities, including currently anticipated reinjection of certain polluted water.

      Colombia has seismically active areas. The Company's Velasquez Field and the TNC Fields are located adjacent to the Velasquez earthquake fault. A significant earthquake near these fields could have a material adverse effect on the Company.

      Sabacol, Inc., the Company's Colombian subsidiary, maintains a $1 million general liability and a $10 million umbrella insurance policy, including insurance against certain environmental pollution, relating to the Velasquez Field and TNC Fields operations. Also included is $2,500,000 of coverage against terrorism, sabotage, strikes and other civil commotions and $7,500,000 expropriation/nationalization coverage. Additionally, the Company has business interruption insurance for its Colombian properties in the amount of $750,000 per month for up to a 90 day period of interruption.


WELLS OPERATED UNDER JOINT OPERATING AGREEMENTS

      Many of the Company's business activities are conducted through joint operating agreements in which the Company owns a partial interest in oil and gas wells and the wells are operated by the Company or another joint owner. At September 30, 1995, the Company owned interests in 282 gross (217.8 net) oil and gas wells where it is the operator (57.4% of such net wells) and 788 gross (161.5 net) oil and gas wells (42.6% of such net wells) where it is not the operator. To the extent the Company is not the operator, it has risks because it must reimburse its share of costs, but does not have control over normal operating procedures and expenditures. To the extent the Company is the operator, it is at risk if one of the joint owners does not reimburse its share of costs. Since the Company does not have a majority position with respect to those wells in which it has an interest but is not the operator and, in most or all cases, there is a majority owner of those wells, the Company may not be in a position to remove the operator in the event of poor performance.

      As of September 30, 1995, approximately 39.2% of the Company's oil and gas production was derived from joint operating agreements with the Omimex Group, a Fort Worth, Texas-based private oil and gas producer, which includes Omimex de Colombia, Ltd. As to substantially all of the properties in which the Company has common ownership with the Omimex Group, an Omimex subsidiary is the operator and owner of at least 50% of each such combined interest.


RISKS RELATING TO CERTAIN CORPORATE MATTERS

      Background

      The Company was incorporated in 1979. Prior to 1989, including at times when the Company did not have significant operations, the Company did not make various required filings with the Commission, may not have complied with requisite corporate formalities and, in a 1988 amendment to its Articles of Incorporation, may have inadvertently subjected itself to having preemptive rights or may have failed to validly adopt a material amendment to its Articles of Incorporation. In addition, the Company has been unable to locate all of its original minutes of meetings or other records of the Board of Directors and shareholders and stock records for much of the time since its incorporation.

      The various risks associated with these matters are discussed below. The number of shares and per share amounts set forth below give effect to the 1 for 100 reverse stock split in 1991.

      Outstanding Stock

      In 1979, the Company issued 25,000 shares of Common Stock in a private placement for approximately $1 per share and 125,000 shares of its Common Stock in a public offering for $10 per share. Records are incomplete with respect to approval of these issuances by the Board of Directors. With respect to the issuance of 125,000 shares, the Company has located an unsigned draft of minutes for a meeting of the Board of Directors, which draft contains resolutions approving the issuance, but has not located signed minutes and is unable to determine from the draft whether it was prepared in advance of, or after, a meeting of the Board of Directors or to determine from contemporaneous records whether such a meeting occurred.

      The Company's current Board of Directors has ratified and approved these issuances in 1979, and the Company has obtained a factual certificate from a director of the Company at such time certifying that such issuances were duly and validly approved and issued. However, there is no authority in Colorado on whether corporate action taken by the vote of shares issued without due corporate authorization may, if the issuance of those shares is later voided, also be invalidated. Accordingly, there can be no assurance that the failure to duly and validly approve and issue such shares at the time of issuance would not result in rendering invalid any corporate actions, including elections of directors and issuances of shares and acquisitions of assets, taken after such date. Such invalidation of corporate action would have a material adverse effect on the Company.

      Further, due to incomplete corporate records, the Company is unable to determine whether certain of its Common Stock was issued free of any violation of any state or federal securities laws. However, the Company has not been subject to any enforcement action, judicial or administrative proceeding or claim from any person regarding failure to comply with such securities laws.

      Preemptive Rights

      The Colorado law under which the Company was incorporated and which continues to govern the Company in this respect, notwithstanding subsequent amendments to that law, provides that unless specifically denied in the Company's Articles of Incorporation, shareholders are entitled to preemptive rights, subject to certain exceptions. Preemptive rights generally give the shareholders of a corporation the right, with certain exceptions, to purchase, before they can be sold to others, (i) common stock issued by the corporation for cash and (ii) other securities issued by the corporation for cash that are convertible into its common stock (for example, convertible preferred stock or convertible debentures). Preemptive rights thereby give shareholders the ability to preserve their proportionate ownership of the corporation. Article IV of the Company's original Articles of Incorporation, filed in 1979, specifically provided that the shareholders were not entitled to preemptive rights. On December 27, 1988, however, the Company amended and restated Article IV of its Articles of Incorporation (the "1988 Amendment") to increase the Company's number of authorized shares of Common Stock. The amended and restated
Article IV omitted the provision denying preemptive rights to shareholders, thus, in effect, possibly entitling shareholders to preemptive rights in the future. The Company believes that the omission was inadvertent. Upon discovery of the error, the Company submitted to the shareholders for their approval an amendment to its Articles of Incorporation to restate the omitted provision denying preemptive rights to shareholders. On October 19, 1995, the shareholders of the Company approved the amendment and the Company thereafter filed a corrective amendment to the Company's Articles of Incorporation. Accordingly, preemptive rights will not apply to the issuance of shares of Common Stock subsequent to October 19, 1995. However, by law, the amendment cannot be retroactive. As a result, certain shares of Common Stock issued by the Company from December 1988 through the date the amendment was filed may have been issued in violation of the preemptive rights. During this period, the Company issued 994,333 shares of its Common Stock at an average price of $2.63 per share in transactions as to which, under Colorado law, preemptive rights, if applicable, would apply.

      To the extent preemptive rights may have been available to shareholders with respect to these issuances, the Company has obtained waivers of any such preemptive rights from the holders of approximately 90% of the Company's Common Stock at the time of each issuance.

      The Company is aware of one Colorado court decision in which, in a preemptive rights context, the shareholder who was not given the opportunity to exercise his preemptive rights obtained the alternative remedies of being able to (i) purchase, at the issue price, a number of shares sufficient to preserve that shareholder's proportionate ownership in the corporation or (ii) have the shares issued in violation of his preemptive rights canceled. Because, among other reasons, that case involved a closely-held corporation of which the complaining shareholder owned 50%, while the Company is a publicly held corporation, the Company has been advised that this case is readily distinguishable and that, if the matter is presented to a Colorado court, the remedy of invalidating any shares issued in violation of preemptive rights should not be awarded.

      If any person who may have preemptive rights and who has not waived those rights should seek to assert them, the Company intends to vigorously defend the matter. If, however, the Company were obligated to issue shares to satisfy the preemptive rights of any such person, Capco Resources Ltd. ("Capco"), the Company's parent, has agreed to sell or cause to be sold to the Company a like number of shares, at the same price at which the Company is obligated to issue the shares, thereby eliminating any effect on the Company. However, if the remedy of cancellation of shares issued in violation of preemptive rights were granted, the effect on the Company could be materially adverse.

GOVERNMENTAL REGULATION AND ENVIRONMENTAL RISKS

      Governmental Regulation Generally

      The production and sale of oil and gas are subject to a variety of federal, state and local governmental regulations, including regulations concerning the prevention of waste, the discharge of materials into the environment, the conservation of natural oil and gas, pollution, the issuance of permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, the unitization and pooling of properties, and various other matters, including taxes. Many jurisdictions have at various times imposed limitations on the production of oil and gas by restricting the rate of flow for oil and gas wells below their actual production capacity. In addition, many states have raised state taxes on energy sources and additional increases may occur.

      Environmental Matters

      The oil and gas industry is also subject to environmental hazards, such as oil spills, oil and gas leaks, ruptures and discharges of oil and toxic gases, which could expose the Company to substantial liability due to environmental damage. The Company has not obtained environmental compliance surveys, including so-called Phase I reports, which would disclose matters of public record and could disclose evidence of environmental contamination requiring remediation, on producing properties outside of Michigan or California in which it holds an interest. The Company has had Phase I or more limited environmental assessments done for substantially all of its California and Michigan oil and gas properties. These assessments disclose environmental impacts typical of oil field operations and certain areas of potentially greater environmental concern, including possible groundwater impact at certain properties in which the Company has up to a 25% working interest and as to which the seller is generally responsible for remediation costs in excess of $2 million (up to $500,000 to the Company), that have not been resolved or further investigated. Generally, the assessments done are not more recent than two or three years and do not disclose any more recent environmental matters. The Company's oil and gas properties as to which environmental assessments have not been performed should also be expected to have environmental concerns typical of oil field operations generally.

      Pursuant to the purchase and sale agreement of the asphalt refinery in Santa Maria, California, the sellers have agreed to perform certain remediation and other environmental activities on portions of the refinery property for a period of five years. The Company may also incur remediation obligations with respect to the refinery and engaged an independent consultant to perform an environmental compliance survey for the refinery. The survey did not disclose required remediation in areas other than those where the seller is responsible for remediation, but did disclose that it was possible that all of the required remediation may not be completed in the five-year period.

      Environmental compliance surveys such as those the Company has had performed are limited in their scope and should not be expected to disclose all environmental contamination that may exist.

      The Company is required to plug and abandon well facility sites on its properties after production operations are completed. The Company has a significant contingent liability with respect to its obligation to plug and abandon wells on certain California properties. No assurance can be given that the costs of closure of others of the Company's oil and gas properties may not be materially adverse to the Company.

      For these and other reasons, there can be no assurance that material costs for remediation or other environmental compliance will not be incurred in the future. See "-- Risks Relating to Colombian and Other Foreign Operations -- Properties in Colombia; TNC Fields." The incurrence of such environmental compliance costs could be materially adverse to the Company.


NECESSITY TO REPLACE RESERVES; COMPETITION

      The Company's success will be largely dependent on its ability to replace and expand its oil and gas reserves through the acquisition of producing properties and the development of oil and gas reserves, both of which involve substantial risks. Successful acquisition of producing properties generally requires accurate assessments of recoverable reserves, future oil and gas prices and operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact and their accuracy inherently uncertain. There can be no assurance that the Company's acquisition and development activities will result in the successful replacement of, or additions to, the Company's reserves.

      There is significant competition for the acquisition of properties producing or capable of producing oil and gas. The Company faces competition from a substantial number of companies, many of which have greater financial and other resources than does the Company. As a result of this competition, the Company may be unable to acquire attractive oil and gas producing properties on terms it considers acceptable. In addition, the Company faces competition for the sale of its oil and gas from a substantial number of companies, many of which have greater financial or other resources than the Company.


OPERATIONAL HAZARDS AND INSURANCE

      Operations in the oil and gas industry entail a number of operating risks, such as the risks of fire, blowouts, explosions, cratering, pipe failure, casing collapse and abnormally pressured formations, the occurrence of which in substantial number or magnitude could materially and adversely affect the Company. The Company maintains insurance which covers, among other things, environmental risks; however, there can be no assurance that the insurance the Company carries will be adequate to cover any loss or exposure to liability, or that such insurance will continue to be available on terms acceptable to the Company. See "-- Governmental Regulation and Environmental Risks."


CONTROL BY MR. CHAUDHARY

      As of December 20, 1995, Mr. Chaudhary, through the companies he controls, Capco and Sedco, Inc. ("Sedco"), owns approximately 66.8% of the Company's Common Stock and will have the power to elect all of the Company's directors and to control the vote on all matters submitted to a vote of the Company's stockholders, including approval of mergers and sales of all or substantially all of the Company's assets. See "Description of Capital Stock."


RECENT DEVELOPMENTS

      On December 20, 1995 the Company's Registration Statement covering an $11,000,000 convertible subordinated debenture offering was declared effective by the Securities and Exchange Commission. This offering was consummated on December 26, 1995 and the Company realized net proceeds of approximately $9.2 million after underwriting discounts and offering expenses. The proceeds were utilized to pay down indebtedness related to the Company's recent acquisitions in Colombia as outlined below and for other general Company obligations. The debentures are due December 2005 and require payment of interest on June 15 and December 15 of each year, and are convertible into Common Stock at the option of the holder at any time at or before maturity.

      Since February 1, 1995, the Company has completed several significant transactions that have added materially to its proved reserves and its future net revenues.

      In September 1995, the Company acquired from a subsidiary of Texaco Inc. (Texaco and the subsidiary are each referred to below as "Texaco") one-half of Texaco's 50% interest in the Teca and Nare oil fields and one-half of Texaco's 100% interest in the Velasquez-Galan pipeline (the "Velasquez-Galan Pipeline"), both of which are located in Colombia, South America. As part of this transaction, the Company also acquired from Texaco in December 1995 one-half of Texaco's 100% interest in the adjacent Cocorna oil field (the "Cocorna Field"). During the first nine months of 1995, the Company also acquired a 25% fee interest in the Velasquez oil field in Colombia and leasehold interests in oil and gas fields in Texas.

      The Company's gross acquisition cost for its interests in the Teca and Nare Fields and the Velasquez-Galan Pipeline was $12.25 million, which was reduced by the Company's share of production credits from the properties from February 1, 1995 to the closing date (approximately $3.95 million), leaving a net purchase price of approximately $8.3 million. In addition, the Company assumed an oil imbalance obligation of approximately $930,000 in connection with the acquisition. The Company's gross acquisition cost for the Cocorna Field was $750,000, which was reduced by the Company's share of production credits from the property from February 1, 1995 to the closing date (approximately $217,000), leaving a net purchase price of approximately $533,000 ($433,000 after taking into account a $100,000 deposit provided by the Company upon execution of the purchase agreement). In connection with these acquisitions, the Company was required to pledge collateral consisting of a $1.75 million certificate of deposit to the operator of the fields to secure payments due third party vendors at the TNC Fields.

      The Company financed the purchase price of the Teca and Nare Fields and the Velasquez-Galan Pipeline in part through a loan of $700,000 from Capco, the majority shareholder of the Company, a $1.5 million loan from Capco Resources, Inc. ("CRI"), which, until November 1995, was a wholly-owned subsidiary of Capco, and a $4.7 million loan from a bank. Of the $700,000 loan, $600,000 was converted into 75,000 shares of Common Stock of the Company (a conversion price of $8.00 per share). The Company financed the purchase of the Cocorna Field through a $433,000 advance against its revolving line of credit.

      In addition, in order to increase margins on heavy crude oil from the Company's oil and gas producing operations in Santa Barbara County, California, the Company acquired from Conoco Inc. and Douglas Oil Company of California an asphalt refinery in Santa Maria, California that had been inoperative since October 1993. The Company refurbished the refinery and, in May 1995, completed a re-permitting and environmental impact review process with Santa Barbara County and received a Conditional Use Permit to operate the refinery. The refinery re-commenced operations in June 1995. Under a processing agreement with Petro Source Refining Corporation ("Petro Source"), previously a subsidiary of Bechtel Inc., Petro Source purchases crude oil (including crude oil produced by the Company), delivers it to the refinery, reimburses the Company's out-of-pocket-costs for refining, markets the asphalt and other products produced or refined and generally shares any profits equally with the Company. Throughput at the refinery is currently 1,500 barrels of oil per day ("BOPD"). The refinery has the capacity to process approximately 8,000 BOPD.


SELLING STOCKHOLDERS

      The shares acquired by the Selling Stockholders were pursuant to the following agreements: (i) Consulting Agreement of February 8, 1994 between the Company and William N. Hagler; (ii) Employment Agreement of July 1, 1994 between the Company and Burt Cormany; and a Lease/Purchase Option Agreement between the Company and Magnum Petroleum, Inc. dated September 15, 1994.

      The following table shows for the Selling Stockholders, (i) the number and percentage of Common Stock of the Company beneficially owned by them as of December 31, 1995; (ii) the number of shares covered by this Prospectus; and
(iii) the percentage of ownership if all shares of Common Stock covered by this Prospectus were sold.

                                                                                         PERCENTAGE
                                                                            NUMBER OF     OWNERSHIP
                                                                              SHARES    IF ALL SHARES
                                                                             COVERED      COVERED BY
                                    NUMBER OF SHARES         PERCENT OF      BY THIS      PROSPECTUS
SELLING STOCKHOLDERS               BENEFICIALLY OWNED           CLASS       PROSPECTUS     ARE SOLD
--------------------               ------------------        ----------     ----------  -------------
 William N. Hagler                         7,000                  *            7,000          *
 Burt Cormany                             12,000                  *           12,000          *
 Magnum Petroleum, Inc.                   13,552                  *           13,552          *
 Petron Oil Company                        8,668                  *            8,668          *

*  Less than 1%


DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 150,000,000 shares of Common Stock, no par value, and 50,000,000 shares of Preferred Stock, no par value ("Preferred Stock"). No shares of Preferred Stock are outstanding.

COMMON STOCK

      The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders of the Company. In addition, such holders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor, subject to the payment of preferential dividends with respect to any Preferred Stock that from time to time may be outstanding. In the event of the dissolution, liquidation or winding-up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities of the Company and subject to the prior distribution rights of the holders of any Preferred Stock that may be outstanding at that time. The holders of Common Stock have cumulative voting rights but not preemptive or other rights to acquire or subscribe for additional, unissued or treasury shares. See "Risk Factors -- Risks Relating to Certain Corporate Matters." All outstanding shares of Common Stock are fully paid and nonassessable.


PREFERRED STOCK

      The Board has the authority to issue 50,000,000 shares of Preferred Stock in one or more series and to fix the designations, relative powers, preferences, rights, qualifications, limitations and restrictions of all shares of each such series, including, without limitation, dividend rates, preemptive rights, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the stockholders. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or adversely affect the rights and powers, including voting rights, of the holders of Common Stock. The issuance of Preferred Stock could also have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders in the event the Company no longer remained in the control of the present controlling stockholders.


LIMITATIONS ON DIRECTORS' LIABILITIES AND INDEMNIFICATION

      As permitted by the Colorado Business Corporation Act, the Articles of Incorporation and By-laws provide that no director or officer will be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director's or officer's duty of loyalty to the Company or its shareholders,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, and (iv) for any transaction from which the director or officer derives an improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its shareholders to recover monetary damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i), (ii), (iii) and (iv) above. This provision does not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's or officer's duty of care. The Articles of Incorporation and By-laws also provide that the Company shall, to the fullest extent permitted by law, indemnify and advance expenses to each of its currently acting and former directors and officers and may indemnify and advance expenses to each of its currently acting and former employees and agents. The Company has a directors' and officers' liability insurance policy.


TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for the Common Stock is American Securities Transfer, Inc., Denver, Colorado.


PLAN OF DISTRIBUTION

      The shares may be sold by the Selling Stockholders or by pledgees, donees, transferees or other successors-in-interest. Such sales may be made in the over-the-counter market, in privately negotiated transactions, or otherwise, at prices and at terms then prevailing, at prices related to the then current market prices or at negotiated prices.

      The shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to consummate the transaction; (b) a purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this Prospectus, including resale to another broker or dealer; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; or (d) an exchange distribution in accordance with the rules of such exchange.

      In effecting sales, brokers or dealers engaged by a Selling Stockholder may arrange for other brokers or dealers to participate. Any such brokers or dealers will receive commissions or discounts from a Selling Stockholder in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any gain realized by such a broker or dealer on the sale of shares which it purchases as a principal may be deemed to be compensation to the broker or dealer in addition to any commission paid to the broker by a Selling Stockholder.

      The Company will not receive any portion of the proceeds of the shares sold by the Selling Stockholders. There is no assurance that the Selling Stockholders will sell any or all of the shares of Common Stock available under such option.


CERTAIN LEGAL MATTERS

      Certain legal matters with respect to the legality of the Shares offered hereby will be passed upon for the Company by The Law Office of David M. Griffith, a Professional Corporation, Long Beach, California.


EXPERTS

      The consolidated financial statements of Saba Petroleum Company and Subsidiaries as of December 31, 1994 and for the year then ended, incorporated by reference herein and elsewhere in the Registration Statement have been incorporated herein and in the Registration Statement in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, incorporated by reference herein, given on the authority of that firm as experts in accounting and auditing.

      The consolidated financial statements of Saba Petroleum Company and Subsidiaries, as of December 31, 1993 and for the year then ended, incorporated by reference herein and elsewhere in the Registration Statement have been incorporated herein and in the Registration Statement in reliance on the report of Jackson & Rhodes P.C., independent accountants, incorporated by reference herein, given on the authority of that firm as experts in accounting and auditing.

                            SABA PETROLEUM COMPANY


                                 COMMON STOCK


                                --------------

                                  PROSPECTUS

                                --------------


                               FEBRUARY 8, 1996


--------------------------------------------------------------------------------
No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.
--------------------------------------------------------------------------------

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           The following table sets forth the estimated expenses, in connection with the offering described in this Registration Statement.

                                                                  TOTAL
                                                                ---------

           SEC Filing Fee                                       $  122.59
           Accounting Fees and Expenses                          2,500.00

           Legal Fees and Expenses                               5,000.00

           Miscellaneous                                           500.00
                                                                ---------
           TOTAL                                                $8,122.59
                                                                =========


ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

           Section 7-109-101, et. seq., of the Colorado Business Corporation Act generally provides that a corporation may indemnify its directors, officers, employees, fiduciaries and agents against liabilities and reasonable expenses incurred in connection with any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), by reason of being or having been a director, officer, employee, fiduciary or agent of the corporation, if such person acted in good faith and reasonably believed that his conduct was at least not opposed to the corporation's best interests. In the case of a criminal Proceeding, the director, officer, employee, fiduciary or agent must have no reasonable cause to believe his conduct was unlawful. Under Colorado law, the corporation may not indemnify a director, officer, employee, fiduciary or agent in connection with a Proceeding by or in the right of the corporation if the director is adjudged liable to the corporation, or in a Proceeding in which the director, officer, employee or agent is adjudged liable for an improper personal benefit.

           The Company's Articles of Incorporation and By-laws provide that the Company shall indemnify its officers and directors to the full extent permitted by the law. The Indemnification provisions in the Company's By-Laws are substantially similar to the provisions of
           Section 7-109-101, et. seq. The Company has entered into agreements to provide indemnification for the Company's directors and certain officers consistent with the Company's Articles of Incorporation and By-Laws.


ITEM 16.   EXHIBITS


EXHIBIT NUMBER
--------------
     4.1          Articles of Incorporation of the Company (filed as an exhibit to the Company's Annual
                  Report on Form 10-KSB for the year ended December 31, 1993 and incorporated herein by reference)

     4.2          By-Laws of the Company (filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1982 and incorporated herein by reference)

     5.1          Opinion of David M. Griffith, Esq.

    16.1          Letter from Jackson & Rhodes P.C. to the Company (filed as an exhibit to the Company's
                  Annual Report on Form 10-KSB for the year ended December 31, 1994 and incorporated herein by reference)

    23.1          Consent of Jackson & Rhodes P.C.


23.2            Consent of Coopers & Lybrand L.L.P.

23.3            Consent of David M. Griffith, Esq. (See Exhibit 5)


ITEM 28.   UNDERTAKINGS

         a.  The undersigned Registrant hereby undertakes:

             1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                   i. Include any Prospectus required by Section 10(a)(3) of the
                      Securities Act of 1933;

                  ii. Reflect in the Prospectus any facts or events arising
                      after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

                 iii. Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                 Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

             2. For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

             3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

             4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

             5. That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf of the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 7th day of February, 1996.


                                                SABA PETROLEUM COMPANY


                                                By:       ILYAS CHAUDHARY
                                                    ----------------------------
                                                          ILYAS CHAUDHARY


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



         SIGNATURE                           TITLE                        DATE
         ---------                           -----                        ----
      ILYAS CHAUDHARY         Chairman of the Board, President      February 7, 1996
 ------------------------     and Chief Executive Officer*
      ILYAS CHAUDHARY



    FRANCIS J. BARKER         Director                              February 7, 1996
 ------------------------
    FRANCIS J. BARKER



     WILLIAM N. HAGLER        Director                              February 7, 1996
 ------------------------
     WILLIAM N. HAGLER



    WILLIAM J. HICKEY         Director                              February 7, 1996
 ------------------------
    WILLIAM J. HICKEY



   WILLIAM E. RICHARDS        Director                              February 7, 1996
 ------------------------
   WILLIAM E. RICHARDS



     WALTON C. VANCE          Secretary, Chief Financial            February 7, 1996
 ------------------------     Officer** and Vice President
     WALTON C. VANCE





 *  Principal Executive Officer
**  Principal Financial and Accounting Officer

                              INDEX TO EXHIBITS






  SEQUENTIAL
EXHIBIT NUMBER                       DESCRIPTION                               PAGES
--------------                       -----------                               -----
     5.1          Opinion of David M. Griffith, Esq. re legality


    23.1          Consent of Jackson & Rhodes P.C.


    23.2          Consent of Coopers & Lybrand L.L.P.


    23.3          Consent of David M. Griffith (contained in Exhibit 5.1)